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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Employment Agreement"), dated as of January 12, 2000 (the "Effective Date"), by and between, Medsite.com, Inc., a Delaware corporation, with an address at 60 East 13th Street, 5th Floor, New York, New York 10003 (the "Company"), and Dr. Vincent Friedewald, an Employee with an address at 1556 Oak Hill Drive North, South Bend, IN 46637 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to that certain merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of January 12, 2000, among the Company and American Medical Communications, Inc., the Employee desires to be employed by the Company and Company desires to employ the Employee;

                  WHEREAS, the Company and the Employee desire to express the terms and conditions of the employment by the Company of the Employee;

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

         1. Employment. Contingent upon the closing of the Merger, the Company hereby agrees to employ the Employee, and the Employee hereby accepts and agrees to such employment, commencing as of the date hereof, upon the terms and conditions hereinafter set forth.

         2. Term. The term of the Employee's employment under this Agreement shall commence as of the date hereof and shall continue for a period of two (2) years from the date hereof, unless sooner terminated as provided elsewhere in this Agreement (the "Initial Term"). The Initial Term hereof will be automatically renewed for additional terms (each a "Renewal Term," and, together, with the Initial Term, collectively the "Term") of one (1) year unless either party hereto provides the other party hereto written notice of its election not to renew this Agreement thirty (30) days prior to the expiration of the Initial Term, or, if applicable, thirty (30) days prior to the expiration of any Renewal Term.

         3. Duties and Services. (a) The Employee agrees, from and after the date hereof, to serve the Company and its Affiliates (as defined below) faithfully, diligently and to the best of his ability, as its Executive Medical Editor with primary responsibility for creating value. During the Term, the Employee shall report directly to the Chief Operating Officer of the Company. The Employee shall devote his entire business time, energy and skill to such activities on behalf of the Company, except as otherwise provided herein.
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             (b) The Employee agrees to perform such other services as the
Company shall reasonably request, and to act in such capacities for the Company and its Affiliates (as hereinafter defined), as may be designated by the Management of the Company, without further compensation other than that for which provision is made in this Agreement. For purposes of this Agreement, the term "Affiliate" shall refer to any entity which controls, is controlled by, or is under common control with the Company.

             (c) The Employee agrees that he shall work primarily at the Company's main office located in New York, New York; provided, however, that after the first six (6) months of the Term and with the mutual consent of the Employee and the Company, the Employee's primary work location may be modified.

         4. The Company's Assistance to the Employee. The Company shall supply the Employee with all materials, data and technical assistance which shall be reasonably necessary to assist the Employee. Such materials and the contents thereof and all intellectual property referenced or represented therein shall remain the property of the Company.

         5. Compensation. (a) During the Term, the Company agrees to pay to the Employee, and the Employee agrees to accept, a salary for all his services (the "Salary") at the rate set forth on Table A hereto, payable in accordance with the Company's standard payroll policies from time to time.

             (b) The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

             (c) Stock Option. The Company shall grant the Employee an option (the "Option") to purchase 100,000 shares of the Company's Common Stock effective on or about the Effective Date. The per share exercise price for the Option shall be $7 per share. The term of the Option shall be ten (10) years. The Option shall vest as to twenty percent (20%) of the shares subject to the Option on each anniversary of the Effective Date. Should the Company provide the Employee with notice as required by Section 2 so as to not extend the term of this Employment Agreement, such non-renewal of this Employment Agreement will be treated as an involuntary termination and the Option shall vest as to that number of shares provided for in Section 7(e). Except as otherwise provided herein, the Option shall be granted pursuant to, and shall be governed by, the Company's Stock Option Plan and Stock Option Agreement and conform to the Company's standard policies with respect to options. To the extent permitted under applicable law, the Option shall be an incentive stock option.

         6. Employee Benefits. (a) In accordance with the policies of the Company, the Company shall reimburse the Employee for pre approved business expenses incurred by him for or on behalf of the Company in furtherance of the performance of his duties hereunder. Such reimbursement shall be subject to receipt by the Company from the Employee of an itemized accounting therefor, together with such vouchers and other reasonable verifications as the Company shall require to


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satisfactorily evidence such expenses, and such policies as the Company shall establish from time to time.

             (b) The Employee shall be entitled to participate, in accordance with the terms thereof, in employee benefit plans maintained for the Employees of the Company including, without limitation, any health, hospitalization and medical insurance programs and in any pension or retirement or other similar plans or policies. The foregoing shall not be construed to require the Company to establish any such plans, or to prevent the Company from modifying or terminating any such plans once established. The Employee shall be entitled to the vacation, benefits and sick days set forth on Table A hereto.

         7. Termination. (a) Notwithstanding anything to the contrary contained herein, the Company's employment of the Employee under this Agreement and the Employee's right to any and all compensation to which the Employee would otherwise be entitled hereunder, shall terminate upon the earliest to occur of the following events:

                  (i) The death of the Employee.

                  (ii) The permanent disability (as hereinafter defined) of the Employee.

                  (iii) The expiration of the Term, pursuant to Section 2 hereof.

                  (iv) Upon written notice to the Employee from the Company for Cause (as hereinafter defined).

                  (v) Upon 2 weeks' written notice to the Employee from the Company without Cause.

                  (vi) Upon 2 weeks' written notice to the Company from the Employee.

                       (b) "Cause" for purposes hereof shall mean: (i) the commission by the Employee of theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of material misconduct with respect to the property of the Company or any of its Affiliates or their respective employees or the Company's customers or suppliers, or the Company's good faith determination that any oral or written representations made to the Company by the Employee shall prove false after the Employee has been provided an opportunity to address the claim; (ii) the commission by the Employee of a material act of malfeasance, dishonesty or breach of trust against the Company or any of its Affiliates or their respective employees or the Company's franchisees, customers or suppliers, including a breach by the Employee of his covenants or obligations under Section 9 of this Agreement; (iii) the conviction of the Employee of a felony or of a misdemeanor involving moral turpitude; or
(iv) the Employee's repeated and continued failure to successfully fulfill his duties or obligations of employment or the Employee's breach of any of his material obligations and covenants hereunder after having been given reasonable notice from the Company and the Employee's failure to cure within ten (10) days, or such other period as the parties agree upon, of such notice.


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                       (c) No waiver by the Company of any default by the
Employee or any breach by him of any of his covenants or obligations under any provision of this Agreement shall be deemed a waiver of any future breach or default, whether or not such breach or default is of the same nature.

                       (d) The Employee shall be deemed to be permanently disabled for purposes hereof, at the option of the Company, in the event that the Employee shall fail to render and perform the services required of the Employee under this Agreement because of physical or mental incapacity or disability for a continuous period of three (3) consecutive months, or for shorter periods aggregating one hundred and twenty (120) days or more during any period of six (6) successive months.

                       (e) Severance Payments upon Involuntary Termination. If the Employee's employment is involuntarily terminated by the Company other than for Cause (not including the Employee's death or disability or the non-renewal of this Agreement by the Employee), and the Employee signs and does not revoke a release of claims, which shall be provided to the Employee by the Company, then, subject to the Employee's continued compliance with Sections 8 and 9 of this Employment Agreement, (i) the Company shall pay Employee's Salary to the Employee for a period of twelve (12) months, to be paid in accordance with the Company's standard payroll practices and (ii) up to 20,000 of the unvested shares subject to the Option shall immediately vest and become exercisable.

         8. Effect of Termination. Upon the termination of this Agreement, for any reason, or upon the termination of the Employee's employment hereunder, for any reason, the Employee (i) shall immediately discontinue the use of any and all trade names, trademarks, trade secrets, copyrights or copyrighted materials, and customer lists, offering circulars and materials and advertising media belonging to or supplied to the Employee by the Company, and (ii) shall, at the Employee's expense, return to the Company all such materials.

         9. Non-Competition, Restrictive Covenants, Confidentiality and Injunctive Relief. (a) The Employee agrees that, commencing as of the date hereof and during the term of the Employee's employment with the Company (including any Period for which the Employee shall act as a consultant to the Company), and for a period of one (1) year thereafter, the Employee shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, through any other person, firm or corporation, whether for himself or as agent on behalf of any other person or entity, and whether as employee, consultant, agent, principal, lender, partner, officer, director, stockholder or otherwise, with our without compensation:

                       (i) sell products or provide services which are competitive with the businesses, products or services of the Company or the business, products or services of the Company under development (the "Businesses"), or promote, market, sell, become or acquire an interest in, or associate in a business relationship with, or aid or assist any other person, corporation, firm, partnership or other entity whatsoever who is engaged in any line of business competitive with the Businesses;


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                       (ii) become an employee, consultant, agent, principal,
lender, partner, officer, director, stockholder or otherwise provide services to or on behalf of any entity (A) which the Board reasonably determines is or could become a competitor of the Company or the Businesses or (B) which as of the date of this Agreement is a business partner or contractual party with the Company;

                       (iii) solicit or refer, directly or indirectly, any clients or prospective clients of any services and/or products offered by the Company (or which are competitive with those offered by the Company) to any other provider of such services;

                       (iv) promote, market, assist or participate in the development, sale, lease or licensing of any services and/or products competitive with those provided by the Company to, for or with any person, corporation, firm, partnership or other entity whatsoever; or

                       (v) solicit, raid, entice, induce or assist any person who presently is, or any time during the Employee's employment with the Company shall be or shall have been an employee of the Company or any of its Affiliates during the twelve (12) months preceding such solicitation, raid, enticement, inducement or assistance, to become employed or retained by any other person or entity.

                           (b) Recognizing that the Employee's knowledge,
information and relationship with existing or prospective clients, licensees, customers, suppliers, accounts, agents, brokers and representatives of the Company and its Affiliates, and the knowledge of the business, methods, systems, plans and policies of the Company and its Affiliates which the Employee has heretofore and shall hereafter establish, receive or obtain as an employee of the Company or in connection with services performed for the Company or any such Affiliates, are valuable and unique assets of the Company and such Affiliates, the Employee agrees that, at all times during and after the Employee's employment by the Company, the Employee shall not (otherwise than pursuant to his duties hereunder), directly or indirectly, use, divulge, furnish or make accessible to anyone, without the prior written consent of the Board of Directors of the Company, any such confidential or proprietary knowledge or information pertaining to the Company or any of its Affiliates, or the business, shareholders, personnel, methods, systems, plans or policies thereof, to any person, firm or corporation or other entity, for any reason or purpose whatsoever.

                           (c) The Company shall be deemed and entitled to own
all of the results and proceeds of the Employee's services, including all right, title and interest in and to any and all franchises, products, processes, concepts, methods, ideas, creations, designs and/or systems (including, without limitation, all those of an advertising, marketing or promotional nature), and any improvement thereon, which may be developed, created or devised by the Employee during the term of his employment by the Company that are in conjunction with the Business. The Employee will, at the request of the Company, and without further compensation other than that for which provision is made in this Agreement, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any of the foregoing. Without limiting the generality of the previous sentences, the Employee acknowledges and agrees that all memoranda, notes, records, customer lists and other documents made or compiled by the Employee


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or made available to the Employee during the term of his employment by the
Company concerning the Business of the Company and/or any of its Affiliates shall be the Company's property and shall be delivered by the Employee to the Company upon termination of his employment by the Company or at any other time on the Company's request.

                           (d) The Employee shall execute and deliver to and for
the benefit of the Company an agreement substantially in the form of Exhibit 9(d) hereto, pertaining, among other matters, to Proprietary Information and Inventions (as such terms are defined in said Exhibit 9(d)) and confidentiality obligations, the provisions of which shall be deemed incorporated herein by reference as if set forth herein (the "Proprietary Rights Agreement").

                           (e) The provisions of this Section 9 shall survive
the termination or expiration of this Agreement, irrespective of the reason therefore, including under circumstances in which the Employee continues thereafter in the employ of the Company.

                           (f) The Employee acknowledges that the services to be
rendered by him are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the business of the Company. By reason of the foregoing, the Employee consents and agrees that, if he violates any of the provisions of this Section 9, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply (without the necessity of posting any bond) to any court of competent jurisdiction for an injunction restraining the Employee or any other party from committing or continuing any such violation (or participating therein) of this Agreement, and the Employee shall not object to any such application.

                           (g) Notwithstanding anything in this Agreement to the
contrary and provided that the following activities do not violate the terms of this Section 9, the Employee shall have the right to teach one course per year at Notre Dame University and shall have the right to continue certain media and authorship activities which are pre-approved by the Company.

         10. Warranty. The Employee warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in anyway restrict or prohibit the Employee from undertaking his position as an employee of the Company and complying with his obligations in accordance with the terms and conditions of this Agreement.

         11. Notices. All notices shall be in writing and shall be deemed to have been duly given to a party hereto on the date of such delivery, if delivered personally, or on the third day after being deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, or on the next business day after being sent by recognized national overnight courier services, at the addresses of the parties as set forth in the first paragraph of this Agreement, or such other address as the parties may specify in writing from time to time in accordance herewith.

         12. Severability. In the event that any provisions of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provisions which would be held to be unenforceable because of the scope, duration or area of its


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applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such Language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provisions enforceable in such jurisdiction, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         13. Assignment. Subject to Section 14, nothing in this Agreement shall be construed to permit the assignment by the Employee or by the Company of any of the rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of both of the parties.

         14. Successors. (a) Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company," shall include any successor to the Company"s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                  (b) The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee"s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

         16. Forum Selection. The parties agree that the exclusive remedy for resolving any disputes arising under this Agreement shall be by submitting them to the American Arbitration Association ("AAA") for adjudication in New York, New York pursuant to the AAA's National Rules for the Resolution of Employment Disputes, except to the extent there is no adequate remedy at law and injunctive relief only is sought in which case the parties select state court in New York, New York as the exclusive forum to resolve their disputes and both parties submit to personal jurisdiction and consent to service of process at the addresses contained in the first paragraph of this Agreement.


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         17. Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance, with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         18. Complete Understanding; Drafting Counterparts. This Agreement, the Company's Stock Option Plan and Stock Option Agreement constitute the complete understanding and supersede any and all prior agreements and understandings between the parties with respect to its subject matter and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The language used in this Agreement will be deemed to be the language chosen by both of the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. The Section and paragraph headings contained herein are for convenience only, and are not part of and are not intended to define or limit the contents of said Sections and paragraphs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                    THE COMPANY:

                                    MEDSITE.COM, INC.

                                    By:_________________________________
                                        Name:  Gregory Scott
                                        Title:  Chief Financial Officer

                                    THE EMPLOYEE:

                                    By:_________________________________
                                        Name:  Vincent E. Friedewald, Jr., M.D.


               [signature page to Friedewald Employment Agreement]


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                                     TABLE A

         SALARY (PER ANNUM):

         - $ 220,000 payable at a rate of $20,000 per month for the first six (6) months of the Term and at a rate of $16,666 per month thereafter. o

         - For purposes of Section 7(e) of the Agreement, the Salary shall be payable at a rate of $20,000 per month for the first six (6) months and at a rate of $16,666 per month for the next six (6) months.


         VACATION DAYS:

         20 Days

         FLOATING HOLIDAYS:

         3 Days

         SICK DAYS:

         5 Days

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